UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 12, 2010 (November 11, 2010)

TRIANGLE PETROLEUM CORPORATION

(Exact name of registrant as specified in charter)

Nevada	001-34945	98-0430762
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

1625 Broadway, Suite 780, Denver, CO 80202
(Address of principal executive offices)

Registrant’s telephone number, including area code: (303) 260-7125

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On November 11, 2010, Triangle Petroleum Corporation (the “Company”) announced that the underwriters of its recent public offering of common stock have fully exercised their over-allotment option, resulting in the issuance of an additional 1,620,000 shares of common stock. The option was granted in connection with the public offering of 10,800,000 shares of the Company’s common stock at a public offering price of $5.50 per share, which closed on November 10, 2010. Including the exercise of the over-allotment option, the net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $62.6 million. The public offering was underwritten by Johnson Rice & Company L.L.C., as sole book-running manager, and Canaccord Genuity Inc. and Rodman & Renshaw, LLC, as co-managers.

A copy of the Company’s press release announcing the exercise of the over-allotment option is furnished as Exhibit 99.1 to this Form 8-K and incorporated herein by reference. This release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state, province or other jurisdiction in which such offer, solicitation or sale is not permitted.

The information in Item 7.01 of this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated November 11, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2010	TRIANGLE PETROLEUM CORPORATION

	By:	/S/ JONATHAN SAMUELS
Jonathan Samuels Chief Financial Officer

Index to Exhibits

Exhibit No.	Description

99.1	Press Release dated November 11, 2010.